                                                                  Exhibit 23.2




                            Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Intermedia Communications Inc. for the registration of 2,679,874 shares of Common Stock and to the incorporation by reference therein of our report dated February 17, 1998, except for Note 15, as to which the date is March 10, 1998, with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
Tampa, Florida
March 25, 1998